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                                                                    Exhibit 23.6

                       FORM OF CONSENT OF MERRILL LYNCH


     We hereby consent to the use of our opinion letter dated November 12, 1998 to the Board of Trustees of Storage Trust Realty included as Annex B to the Proxy Statement and Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Newco Merger Subsidiary, Inc., a wholly owned subsidiary of Public Storage Inc., with Storage Trust Realty and to the references to such opinion in such Proxy Statement and Prospectus under the captions "The Merger--Opinion of Storage Trust's Financial Advisor," "The Merger--Background of the Merger" and "The Merger--Recommendations of the Storage Trust Board of Trustees; Reasons for the Merger," and to the inclusion of the foregoing opinion as "Annex B" to the above mentioned Proxy Statement and Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, (the "Securities Act") or the rules and regulations of the Securities Exchange Commission thereunder (the "SEC"), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act, or the rules and regulations of the SEC thereunder.

                                        MERRILL LYNCH, PIERCE, FENNER
                                        & SMITH INCORPORATED


                                        By: ________________________________
                                            Director


December 3, 1998